Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 26, 2011	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS FIRST QUARTER RESULTS

Munster, Indiana - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.2 million for the three months ended March 31, 2011, compared to $1.1 million for the three months ended December 31, 2010.

The earnings of $1.2 million for the three months ended March 31, 2011, represent earnings of $0.41 per basic and diluted share.  For the current three month period, the return on average assets (ROA) was 0.73% and the return on equity (ROE) was 8.12%.

“Peoples Bank continues to report solid results despite the slow pace of the economy. On the strength of improved banking fundamentals, income for the current quarter improved over income reported for the 4th quarter of 2010.  Since December, our operating margin has been enhanced, core accounts have grown, income from banking operations is up, non-performing loans have declined, and our capital ratios continue to increase,” said David A. Bochnowski, Chairman and Chief Executive Officer.

The 2011 first quarter earnings were impacted by a reduction in earning assets, as March 31, 2011 loan balances decreased by $49.3 million, compared to loan balances as of March 31, 2010.  The decrease in loan balances is partially the result of management’s interest rate risk strategy of selling fixed rate mortgage loans to the secondary market and partially the result of decreased loan demand.

On a year-to-year comparison, the Bancorp’s net income for the three months ended March 31, 2011 was $1.2 million, compared to $1.4 million for the three months ended March 31, 2010, with the decrease resulting from a $142 thousand increase in FDIC insurance premium assessments and a decrease in earning assets.  At March 31, 2011, the Bancorp’s assets totaled $639.9 million.

 “The Bancorp and our operating subsidiary, Peoples Bank, continue to be well capitalized under applicable federal banking regulations.  Our capital strength exceeds all regulatory requirements with the Bancorp’s Tier 1 capital ratio at 8.8% and the Bank’s Tier 1 capital ratio at 8.7%, while Total Risk Based Capital for the Bancorp and Bank is at 13.5% at March 31, 2011,” he said.

Bochnowski noted that “the Bank continues to remain focused on customer service as well as   sustainable earnings that fund operations, improve capital growth, and provide for adequate loan reserves as the economic recovery begins to take hold.  The Bank’s commitment to exceptional customer-centric service and communication will be reinforced in early May when we roll out our Peoples Bank Facebook page.”

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to providers of funds, totaled $6.0 million for the three months ended March 31, 2011, compared to $6.2 million for the three months ended March 31, 2010, a decrease of $254 thousand or 4.1%.  The Bancorp’s net interest margin on a tax adjusted basis was 4.24% for the three months ended March 31, 2011, compared to 4.19% for the three months ended March 31, 2010.  The Bancorp’s net interest income was positively impacted by core deposit growth and a continued decrease in the cost of funds as a result of the Federal Reserve’s on-going action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for the three months ended March 31, 2011 totaled $1.4 million, compared to $1.3 million for the three months ended March 31, 2010, an increase of $82 thousand or 6.3%.  Contributing to noninterest income during the current three months was income from fees and service charges, wealth management operations and income from loan sales and the securities portfolio.

Noninterest Expense
Noninterest expense related to operating activities totaled $4.9 million for the three months ended March 31, 2011, compared to $4.7 million for the three months ended March 31, 2010, an increase of $226 thousand or 4.8%.  The increase in noninterest expense was related to higher FDIC insurance premium assessments.  Also, during the current quarter, additional expense was incurred related to the operations of the St. John Banking Center, which opened in October 2010.

Funding
At March 31, 2011, core deposits totaled $333.3 million, an increase of $11.5 million or 3.6%, compared to December 31, 2010.  Core deposits include checking, savings, and money market accounts and represented 63.5% of the Bancorp’s total deposits at March 31, 2011.  As a result of core deposit growth and increased liquidity from loan repayments, management reduced certificate of deposit balances by $6.5 million during the current quarter, which had a positive impact of lowering the Bancorp’s cost of funds.  At March 31, 2011, borrowings and repurchase agreements totaled $50.4 million, an increase of $1.8 million from December 31, 2010.

Lending
The Bancorp’s loan portfolio totaled $411.4 million at March 31, 2011, a decrease of $6.8 million or 1.6%, compared to December 31, 2010.  During the first three months of 2011, commercial real estate and commercial business loans increased by $9.4 million.  Mortgage loans decreased by $2.9 million, as a result of sales of fixed rate loans into the secondary market.  In addition, construction and land development loans, as well as consumer and government loans, decreased by $13.3 million during the current quarter.

Asset Quality
At March 31, 2011, past due loans totaled $30.8 million, compared to $33.2 million at December 31, 2010, a decrease of $2.4 million or 7.3%.  Non-performing loans totaled $23.2 million at March 31, 2011, compared to $24.1 million at December 31, 2010, a decrease of $901 thousand or 3.7%.  The current level of non-performing loans is concentrated with five geographically diverse commercial real estate participation loans that aggregate to $14.4 million. These participations were purchased from other originators in the period from 2005 through 2007 prior to the most recent recession.  The Bancorp’s ratio of non-performing loans to total assets was 3.62% at March 31, 2011, compared to 3.82% at December 31, 2010.

For the three months ended March 31, 2011, loan loss provisions totaled $1.1 million, while $1.2 million in provisions were recorded for the three months ended March 31, 2010.  The current quarter loan loss provisions were related to continued elevated credit risk in the commercial real estate participation and commercial real estate loan portfolios.  Loan charge-offs, net of recoveries, totaled $539 thousand for the three months ended March 31, 2011, compared to $295 thousand for the three months ended March 31, 2010.  At March 31, 2011, the allowance for loan losses totaled $9.7 million and is considered adequate by management.  The allowance for loan losses as a percentage of total loans was 2.36% at March 31, 2011, compared to 2.18% at December 31, 2010.

“The trend in our asset quality is encouraging as asset values have shown some signs of stability in recent months.  At the same time loan demand by consumers and small businesses continues to be sluggish despite indications of modest improvement in the economy,” Bochnowski said.

Capital Adequacy
At March 31, 2011, shareholders’ equity stood at $57.3 million or 9.0% of total assets.  The Bancorp’s regulatory capital ratios at March 31, 2011 were 13.5% for total capital to risk-weighted assets, 12.3% for tier 1 capital to risk-weighted assets and 8.8% for tier 1 capital to adjusted average assets.  Under all regulatory capital requirements, the Bancorp is considered well capitalized.  The book value of the Bancorp’s stock stood at $20.25 at the end of the first quarter 2011.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana.  The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including on-going depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended
	March 31,
	(Unaudited)
	2011	2010
Return on equity	8.12%	10.07%
Return on assets	0.73%	0.82%
Basic earnings per share	$0.41	$0.49
Diluted earnings per share	$0.41	$0.49
Yield on loans	5.13%	5.41%
Yield on security investments	3.41%	3.65%
Total yield on earning assets	4.61%	4.94%
Cost of deposits	0.54%	0.86%
Cost of borrowings	1.67%	2.30%
Total cost of funds	0.63%	0.99%
Net interest margin - tax equivalent	4.24%	4.19%
Noninterest income / average assets	0.86%	0.77%
Noninterest expense / average assets	3.05%	2.76%
Net noninterest margin / average assets	-2.19%	-1.99%
Efficiency ratio	66.62%	62.10%
Effective tax rate	12.86%	14.15%
Dividend declared per common share	$0.15	$0.21

	March 31,
	2011	December 31,
	(Unaudited)	2010
Net worth / total assets	8.95%	8.89%
Book value per share	$20.25	$19.84
Non-performing loans to total assets	3.62%	3.82%
Non-performing loans to total loans	5.64%	5.77%
Allowance for loan loss to non-performing loans	41.75%	37.82%
Allowance for loan loss to loans outstanding	2.36%	2.18%
Foreclosed real estate to total assets	0.44%	0.52%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	March 31,
	(Unaudited)
	2011	2010
Interest income:
Loans	$5,359	$6,212
Securities & short-term investments	1,527	1,537
Total interest income	6,886	7,749
Interest expense:
Deposits	712	1,201
Borrowings	201	321
Total interest expense	913	1,522
Net interest income	5,973	6,227
Provision for loan losses	1,110	1,235
Net interest income after provision for loan losses	4,863	4,992
Noninterest income:
Fees & service charges	585	609
Wealth management operations	274	281
Gain on sale of securities, net	263	289
Cash value increase from bank owned life insurance	101	100
Gain on sale of loans, net	81	109
Gain on foreclosed real estate	59	22
Other-than-temporary impairment of securities	-	(113)
Other income	20	4
Total noninterest income	1,383	1,301
Noninterest expense:
Compensation & benefits	2,365	2,409
Occupancy & equipment	848	785
Federal deposit insurance premiums	373	231
Data processing	252	233
Marketing	141	125
Other	922	892
Total noninterest expense	4,901	4,675
Income before income taxes	1,345	1,618
Income tax expenses	173	229
Net income	$1,172	$1,389

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	March 31,
	2011	December 31,	Change	Mix
	(Unaudited)	2010	%	%
Total assets	$639,876	$631,053	1.4%
Cash & cash equivalents	18,580	10,938	69.9%
Securities - available for sale	153,400	142,055	8.0%
Securities - held to maturity	17,772	18,397	-3.4%

Loans receivable:
Construction and land development	34,763	46,371	-25.0%	8.5%
1-4 first liens	125,100	127,959	-2.2%	30.4%
Multifamily	8,157	7,605	7.3%	2.0%
Commercial real estate	146,596	138,506	5.8%	35.6%
Commercial business	63,080	61,726	2.2%	15.3%
1-4 Junior Liens	2,141	2,434	-12.0%	0.5%
HELOC	18,967	19,325	-1.9%	4.6%
Lot loans	2,862	3,164	-9.5%	0.7%
Consumer	621	763	-18.6%	0.2%
Government and other	9,063	10,380	-12.7%	2.2%
Total loans	411,350	418,233	-1.6%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	56,471	50,712	11.4%	10.8%
Interest bearing checking	95,586	90,984	5.1%	18.2%
Savings	69,715	65,146	7.0%	13.3%
MMDA	111,507	114,983	-3.0%	21.2%
Total core deposits	333,279	321,825	3.6%	63.5%
Certificates of deposit	191,909	198,446	-3.3%	36.5%
Total deposits	525,188	520,271	0.9%	100.0%

Borrowings	50,436	48,619	3.7%
Stockholder's equity	57,291	56,089	2.1%

Asset Quality	March 31,
(Dollars in thousands)	2011	December 31,	Change
	(Unaudited)	2010	%
Nonaccruing loans	$22,888	$23,967	-4.5%
Accruing loans delinquent more than 90 days	325	148	119.6%
Securities in non-accrual	811	742	9.3%
Foreclosed real estate	2,788	3,298	-15.5%
Total nonperforming assets	26,812	28,155	-4.8%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	3,979	2,794	42.4%
ALL general allowances for loan portfolio	5,713	6,327	-9.7%
Total ALL	9,692	9,121	6.3%

Capital Adequacy	March 31,
	2011	Required to be
	Actual Ratio	well capitalized

Total capital to risk-weighted assets	13.5%	10.0%
Tier 1 capital to risk-weighted assets	12.3%	6.0%
Tier 1 capital to adjusted average assets	8.8%	5.0%